Certification under Rule 466

The depositary, Deutsche Bank Trust Company Americas, represents and certifies the following:

(1) That it previously had filed a registration statement on Form F-6 (Anglo American plc 33-74912), which the Commission declared effective, with terms of deposit identical to the terms of deposit of this registration statement except for the number of foreign securities a Depositary Share represents.

(2) That its ability to designate the date and time of effectiveness under Rule 466 has not been suspended.

DEUTSCHE BANK TRUST COMPANY AMERICAS, as Depositary

By:	/s/ William Fahey
William Fahey Vice President

By:	/s/ James A. Kelly III
James A. Kelly III Vice President